EXHIBIT 10.27

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the “Agreement”), dated November 4, 2005 the “Effective Date”), between CYTORI THERAPEUTICS, INC. (formerly MACROPORE BIOSURGERY, INC.), a Delaware corporation with its principal place of business located at 3020 Callan Road, San Diego, CA 92121, U.S.A. (“Cytori”), and OLYMPUS CORPORATION, a Japanese corporation with its principal office at 2-4h3-2 Hatagaya Shibuya-ku, Tokyo, Japan (“Olympus”). (Cytori and Olympus may each individually be referred to herein as a “Party” and collectively as the “Parties.”)

RECITALS

A. Cytori has acquired and possesses, through the expenditure of considerable time, effort and money, certain intellectual property rights (including patents, patent applications and technical information) to regenerative cell technology, including scientific equipment used to carry out regenerative cell therapies and treatments.

B. Olympus is a leading developer and manufacturer of medical and scientific equipment and has acquired and possesses, through the expenditure of considerable time, effort and money, certain intellectual property rights (including patents, patent applications and technical information) related to medical and scientific equipment.

C. Olympus and Cytori entered into a confidentiality agreement dated November 30, 2004 (the “Confidentiality Agreement”).

D. Olympus and Cytori entered into a stock purchase agreement (the “Common Stock Purchase Agreement”), dated April 28, 2005, pursuant to which Olympus acquired 1,100,000 common shares of Cytori.

E. The Parties desire to form a joint venture corporation under the laws of the State of Delaware(“NewCo”) for the purposes of developing, licensing and manufacturing certain medical equipment.

F. Olympus and Cytori intend in this Agreement to set forth the principal agreement between them regarding the formation of NewCo.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the Parties hereto agree as follows:

SECTION 1:                                DEFINITIONS

Unless the provisions of the Agreement otherwise provide, each of the following capitalized terms used in the Agreement shall have the meaning set out below.

“Affiliate” means, as to any Party, any Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Party, where “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means (a) the beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Party, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Purchase Price” has the meaning set forth in Section 4.2

“Ancillary Agreements” means the License/ Joint Development Agreement, the Shareholders Agreement, the License/ Commercial Agreement, the Olympus Share Subscription Agreement, the NewCo Share Subscription Agreement and the Three-Way NDA; provided, however, where the context herein would provide that NewCo is a party to the Ancillary Agreements, such usage of the term “Ancillary Agreements” shall be understood to exclude the Shareholders Agreement.

“Bankruptcy and Equity Exception” means the extent to which enforceability of this Agreement (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

“Closing” has the meaning set forth in Section 8.1 below.

“Closing Date” has the meaning set forth in Section 8.1 below.

“Cytori” has the meaning set forth in the Preamble.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Effective Date” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local, foreign or international body, court, government, department, commission, board, bureau, agency, official or other administrative or governmental authority.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnity Claim” has the meaning set forth in Section 9.4(a).

“Indemnity Claim Notice” has the meaning set forth in Section 9.4(a).

“Intellectual Property Rights” shall mean (a) all inventions (whether patentable or unpatentable and whether or not actually reduced to practice), all improvements thereto (but only if such improvements relate to inventions in existence as of the Closing), and all patents, provisional and non-provisional patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, renewals, extensions and reexaminations thereof, (b) all copyrightable works, all works of authorship, all copyrights, and all applications, registrations and renewals in connection therewith, (c) all mask works and all applications, registrations and renewals in connection therewith, (d) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, (e) all trade secrets and confidential business information (including, but not limited to, ideas, research and development, know-how, formulas, compositions, biochemical and biological materials, reagents, assays, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (f) any and all applications and registrations of the foregoing (in any jurisdiction).

“Liability” means any debt, adverse claim, liability, obligation or commitment of any kind or nature,

whether direct or indirect, fixed, absolute or contingent, determined or determinable, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, asserted or unasserted, or known or unknown, and regardless of whether arising out of or based upon contract, tort, strict liability, statute or otherwise or whether required by US GAAP to be reflected as a liability on such Party’s balance sheet or disclosed in the related notes.

“License/ Commercial Agreement” means the License/ Commercial Agreement to be entered into by and between NewCo and Cytori at Closing, in substantially the same form as attached hereto as Exhibit 1.

“License/ Joint Development Agreement” means the License/ Joint Research and Development Agreement to be entered into by and among Cytori, NewCo and Olympus at Closing, in substantially the same form as attached hereto as Exhibit 2.

“Licensed Field” shall mean the use of Licensed IP for the purpose of designing, developing, manufacturing, testing and servicing Licensed Products for sale exclusively from NewCo to Cytori.

“Licensed IP” means all Intellectual Property Rights owned or controlled by either Party which are necessary or useful to design, develop, manufacture, test, analyze, market, offer to sell to Cytori, sell to Cytori and service all current and future generations of the Licensed Product(s). The term “Licensed IP” shall include all Intellectual Property Rights licensed to NewCo by Cytori and by Olympus, whether pursuant to this Agreement, any Ancillary Agreement or otherwise.

“Licensed Product(s)” shall mean any automated devices (and related component parts) that *** separate and concentrate *** cells (including stem cells and other regenerative cells) from harvested adipose tissue (fat tissue). The device components include, but are not limited to,

***

***

***.

“Liens” means all liens, pledges, charges, mortgages, deeds of trust, pledges, hypothecations, title defects, restrictions, conditions, easements, claims, options, leases, rights of possession or use, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer), whether voluntarily incurred or arising by operation of law or otherwise, including, without limitation, any written or oral agreement to give or grant any of the foregoing.

“Loss” shall mean any claim, demand, Liability, loss, damage, deficiency, assessment, judgment, settlement, remediation and costs or expenses (including reasonable attorney, consultant and expert fees and expenses).

“Material Adverse Event” shall mean any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on (a) Cytori’s or NewCo’s ability to perform their respective obligations set forth in this Agreement or the Ancillary Agreements, (b) the Licensed IP provided to Newco by Cytori or by Olympus, or (c) the transactions contemplated by this Agreement or the Ancillary Agreements.

“Material Litigation” shall mean any litigation, action, suit, claim, investigation or administrative, arbitral or other proceedings which has had, or would reasonably be expected to have, a material adverse effect on (a) the Licensed IP provided to Newco by Cytori or by Olympus, (b) Cytori’s or NewCo’s ability to perform their respective obligations set forth in this Agreement or the Ancillary Agreements, or (c) the transactions contemplated by this Agreement or the Ancillary Agreements. The Patent Dispute shall not constitute a Material Litigation under this Agreement.

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

“NewCo” has the meaning set forth in the Recitals.

“NewCo Share Subscription Agreement” means the Share Subscription Agreement to be entered into by and between Cytori and NewCo concurrently with the License/ Commercial Agreement, in substantially the same form as attached hereto as Exhibit 3.

“Olympus” has the meaning set forth in the Preamble.

“Olympus Share Subscription Agreement” means the Share Subscription Agreement to be entered into by and between Olympus and NewCo concurrently with the License/ Commercial Agreement, in substantially the same form as attached hereto as Exhibit 4.

“Parties” and “Party” hasthe meaning set forth in the Preamble.

“Patent Dispute” shall mean the inventorship dispute between the Regents of the University of California and the University of Pittsburgh concerning U.S. Patent Number 6,777,231 B1, including, without limitation, the claim filed by the University of Pittsburgh with the Central District of California, Case No. CV-04-9014, entitled Complaint for Correction of Inventorship under 35 USC Sections 1 and 256, against some of the named inventors of U.S. Patent Number 6,777,231.

“Person” shall mean an association, corporation, individual, partnership, trust or any other entity or organization, including a governmental entity, other than a Party.

“Rules” has the meaning set forth in Section 11.1.

“Shareholders Agreement” means the Shareholders Agreement to be entered into by and between the Parties, in substantially the same form as attached hereto as Exhibit 5.

“Subscription Shares” has the meaning set forth in Section 4.1.

“Survival Period” has the meaning set forth in Section 9.1.

“Three-Way NDA” shall mean the Three-Way Non-Disclosure Agreement, dated [           ], entered into by and among Cytori, Olympus and NewCo.

SECTION 2:                           ESTABLISHMENT OF NEWCO

2.1                                 Establishment of NewCo. Cytori shall, on or prior to the Closing Date, but in any event within sixty (60) days following the Effective Date:

(a)                                                                                  Form and incorporate NewCo, the company name of which shall be “Olympus-Cytori Inc.”, under the laws of the State of Delaware, through which Cytori will be issued share certificates of NewCo containing the legend set forth in Section 4.1 of the Shareholders Agreement;

(b)                                                                                 Adopt the certificate of incorporation attached hereto as Exhibit 2.1(b), file such certificate of incorporation with the Delaware Secretary of State and provide a certified copy thereof as accepted by the Delaware Secretary of State to Olympus; and

(c)                                                                                  Adopt the by-laws of NewCo attached hereto as Exhibit 2.1(c).

2.2                                 Management of NewCo Prior to Closing. From the time NewCo is established by Cytori and up to and until Closing, Cytori shall procure and ensure that NewCo does not:

(a)                                  except as expressly set forth in the NewCo Share Subscription Agreement and this Agreement, (i) authorize, issue, sell or grant, or commit to authorize, issue, sell or grant, any capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any kind to purchase, acquire or register any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; (ii) redeem, repurchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants or options to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such; or (iv) split, combine, subdivide or reclassify any shares of its capital stock;

(b)                                 incur any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or assume, endorse or otherwise become responsible for the obligations of any other Person;

(c)                                  sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any assets of NewCo;

(d)                                 make any capital expenditures;

(e)                                  make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business, division or assets;

(f)                                    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance to, any Person;

(g)                                 except for the Ancillary Agreements to which Newco is a party, enter into any contracts, agreements, undertakings, covenants, leases, intellectual property licenses, or any other arrangement with any Person;

(h)                                 terminate or amend any Ancillary Agreement to which Newco is a party, or otherwise waive or release any right or claim that NewCo may have under any Ancillary Agreement to which Newco is a party;

(i)                                     hire any employees for NewCo;

(j)                                     initiate, settle or compromise any litigation or other adversarial proceeding;

(k)                                  engage in any business;

(l)                                     amend NewCo’s by-laws or certificate of incorporation; and

(m)                               pay, discharge, settle or satisfy any claims, liabilities or obligations.

2.3                                 Contracts Between NewCo and Cytori. Cytori shall ensure and procure that at Closing (a) NewCo shall duly and validly execute each Ancillary Agreement to which NewCo is a party, and (b) all common stock of NewCo pursuant to the NewCo Share Subscription Agreement shall be issued to Cytori before or at the Closing.

2.4                                 Notification of Bank Account. Promptly following the establishment of NewCo by Cytori, but in no event later than seven (7) days prior to the Closing Date, Cytori shall, and shall procure and ensure that NewCo shall, notify Olympus in writing of the bank account information to which Olympus shall pay the Aggregate Purchase Price pursuant to Sections 4.2 and 8.3.

2.5                                 Corporate Authority and Other Approvals. Cytori shall, and shall procure that NewCo shall, promptly following establishment of NewCo, but in any event prior to the Closing, conduct any and all necessary board of directors meetings, shareholders meetings, filings and/or registrations, and shall obtain any and all necessary (whether corporate, governmental or otherwise) consents, approvals, permits, licenses or registrations that may be necessary or prudent for Cytori and/or NewCo to perform, consummate and effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

2.6                                 Reasonable Access. At all times following Cytori’s establishment of NewCo pursuant to Section 2.1 through the Closing, Cytori shall, and shall procure and ensure (to the extent that Cytori then has control of NewCo’s Board of Directors or management) that NewCo shall, provide Olympus and its agents and representatives reasonable access during normal business hours and upon reasonable notice as described below to all of the premises, properties, assets, financial statements and records, books, contracts, documents and commitments of or relating to NewCo, and shall furnish Olympus and its authorized agents and representatives with all such information concerning NewCo as Olympus may reasonably request.

2.7                                 Notice of Breaches. Cytori shall, promptly after receiving written notice of the occurrence of, or of the impending or threatened occurrence of, any event which would cause or constitute a material breach of any of its warranties, representations, covenants or agreements contained in this Agreement or any Ancillary Agreement, give notice to Olympus in writing of such event or occurrence or impending or threatened event or occurrence, and shall use its commercially reasonable efforts to prevent or promptly remedy such material breach.

2.8                                 Compliance With Laws. At all times following Cytori’s establishment of NewCo pursuant to Section 2.1 (or execution of each Ancillary Agreement, as applicable) up to the time immediately preceding the Closing, Cytori shall, and shall procure that NewCo shall, comply with any and all laws that are applicable to Cytori, NewCo and the transactions contemplated in this Agreement and each applicable Ancillary Agreement.

2.9                                 Cytori IP Prosecution Notifications.   Cytori shall provide Olympus with all copies of correspondences regarding Licensed IP provided by Cytori to New co. and prosecution thereof, including, without limitation, all correspondences exchanged with the US Patent and Trademark Office and any applicable foreign patent offices. Prior to making any decisions with respect to the prosecution of Licensed IP provided by Cytori to New co, Cytori shall afford Olympus a reasonable opportunity to provide any comments Olympus may have. In addition, Cytori shall provide Olympus a minimum of thirty (30) days to provide comments to Cytori regarding patent office actions that have a reply period greater than one month, and fifteen (15) days from Olympus’ receipt of Office Actions issued during prosecution of the Licensed IP that have a reply period of one month. Cytori shall consider in good faith all comments made by Olympus.

SECTION 3:                           COVENANTS OF OLYMPUS

3.1                                 Compliance With Laws. Olympus shall comply with all laws that are applicable to Olympus and to the transactions contemplated in this Agreement.

3.2                                 Corporate Authority and Other Approvals. Olympus shall, prior to the Closing, conduct any and all necessary board of directors meetings, shareholders meetings, filings and/or registrations, and shall obtain any and all necessary (whether corporate, governmental or otherwise) consents, approvals, permits, licenses or registrations that may be necessary or prudent for Olympus and/or Newco to perform, consummate and effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4:                           SUBSCRIPTION TO COMMON STOCK OF NEWCO

4.1                                 Subscription Shares. Subject to the terms and conditions of this Agreement and of the Olympus Share Subscription Agreement, which Olympus shall execute and deliver to NewCo at the Closing, Cytori shall procure and ensure that at the Closing NewCo shall issue and sell to Olympus, and Olympus shall subscribe for and purchase from NewCo, one thousand (1,000) common shares in the capital of NewCo (the “Subscription Shares”), which shall constitute fifty percent (50%) of the issued and outstanding shares of NewCo on a fully diluted basis taking into account the common stock of NewCo issued to Cytori concurrently with the Closing pursuant to the NewCo Share Subscription Agreement.

4.2                                 Purchase Price.. The aggregate purchase price for the Subscription Shares shall be ***
   ***                  United States Dollars (US$***) (the “Aggregate Purchase Price”).

SECTION 5:                           REPRESENTATIONS AND WARRANTIES OF CYTORI

5.1                                 Representations and Warranties of Cytori. Except as set forth in Cytori’s disclosure schedule attached as Schedule 5.1 hereto (the “Disclosure Schedule”), each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and other representations and warranties to the extent that a matter is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent, Cytori represents and warrants to Olympus that the statements contained in this Section 5 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then).

(a)                                  Organization and Authority of Cytori. Cytori is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is in good standing and duly qualified to do business in California and has all requisite power and authority (corporate and otherwise) to execute, deliver and perform this Agreement, each Ancillary Agreement to which Cytori is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Cytori is a party has been or will be at the Closing, duly and validly executed and delivered by Cytori and constitutes or will constitute valid and binding obligations of Cytori, enforceable against it in accordance with the terms set forth in those agreements, subject to the Bankruptcy and Equity Exception.

(b)                                 Status of NewCo. At all times following Cytori’s establishment of NewCo pursuant to Section 2.1 and up to and until completion of the Closing:

(i)                                     NewCo will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, in good standing and duly qualified to do business in California and will have all requisite power and authority (corporate and otherwise) to execute, deliver and perform each Ancillary Agreement to which Newco is a party, to own all of its assets and to conduct its business, and to consummate the transactions contemplated hereby and thereby.

(ii)                                  NewCo will have a total of Three thousand (3,000) authorized shares of common stock, one thousand (1,000) shares of which will be issued and outstanding and will reflect the common stock of NewCo issued to Cytori concurrently with the Closing pursuant to the NewCo Share Subscription Agreement, and there will be no other capital stock of NewCo.

(iii)                               Except for the Subscription Shares to be issued to Olympus in accordance with Section 4,

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

Cytori will be the sole owner, legally, beneficially and of record, of all such issued and outstanding shares of common stock, all of which will have been duly and validly issued in compliance with all applicable laws, and all of which will be fully paid, non-assessable and free and clear of any and all Liens.

(iv)                              There are no outstanding options or warrants regarding the capital stock of NewCo, and NewCo has not issued or authorized, and will not issue or authorize prior to Closing, any capital stock (except for shares of Common Stock specifically set forth in Section 5.1(b)(ii) or to be issued to Olympus pursuant to Section 4.1), security, debt instrument, option, warrant or other right of any nature that is or may be convertible into common stock or any other capital stock of, or equity interest in, NewCo. No shares of NewCo’s outstanding capital stock are subject to any rights of first refusal or other rights to purchase stock (whether in favor of Cytori, Olympus or any other Person), pursuant to any agreement or commitment of NewCo.

(v)                                 Other than the Ancillary Agreements to which Newco is a party, NewCo has not entered into any agreements, contracts, arrangements, or understandings with any Person, and has not conducted any business whatsoever.

(vi)                              NewCo has no Liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent, or otherwise).

(c)                                  Binding Effect on NewCo. NewCo shall duly and validly execute each Ancillary Agreement to which NewCo is a party. Upon corresponding execution and delivery by each other Party thereto, each such Ancillary Agreement will be binding and enforceable against NewCo in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception.

(d)                                 No Conflicts. Neither the execution, delivery and performance of this Agreement by Cytori, nor the consummation of the transactions contemplated hereby or by each of the Ancillary Agreements to which Cytori is a party, will (i) conflict with or violate any provision of Cytori’s organizational documents, any agreement to which Cytori is a party or any judgment, order of any court or governmental body by which Cytori or its assets are bound, or (ii) violate any law or permit applicable to Cytori.

(e)                                  No Consents. The execution, delivery and performance by Cytori of this Agreement, and the execution, delivery and performance by Cytori and NewCo of the Ancillary Agreements to which Cytori and Newco, respectively, are parties, instruments and/or documents required to complete the transactions contemplated herein, except to the extent otherwise provided in each relevant Ancillary Agreement, (i) do not require any action by or in respect of, or filing with, any Governmental Authority; and (ii) do not require consent of any third parties for the consummation by Cytori and/or NewCo of the transactions contemplated by this Agreement or any of the Ancillary Agreements, as applicable to each of Cytori and NewCo.

(f)                                    Litigation. There are no material actions, suits, claims, investigations or administrative, arbitration or other proceedings pending or, to Cytori’s knowledge, threatened against Cytori before or by any court, arbitration tribunal or Governmental Authority, domestic or foreign, that relate to the Licensed IP provided to Newco by Cytori or the transactions contemplated by this Agreement and the Ancillary Agreements.

(g)                                 Intellectual Property Rights. The Licensed IP provided to NewCo by Cytori is accurately described in reasonable detail in Schedule 5.1(g)(i). The Patent Dispute is fully and accurately described in Schedule 5.1(g)(ii). Cytori has full right, title and interest in, and ownership of or license rights to the Licensed IP provided to Newco by Cytori, as described in Schedule 5.1(g)(i). Furthermore, to Cytori’s best knowledge, in all material respects the Licensed IP provided to NewCo by Cytori (i) constitutes all of the Intellectual Property Rights used by Cytori to develop, manufacture and sell the Licensed Product(s), (ii) has been duly registered or filed (as applicable), properly maintained (as in relation to the confidential nature of or controlled use of certain Intellectual Property Rights such as trade secrets and trademarks), and is subject to protection (as applicable) and is in full force and effect (as applicable), and (iii) except for the Patent Dispute, is free and clear of all Liens. Furthermore, it is hereby certified by Cytori that to Cytori’s best knowledge, (I) there are no threatened or pending claims that Cytori’s development and manufacture of the Licensed Product(s) infringe the Intellectual Property Right of any third party, or that any portion of the Licensed IP provided to NewCo by Cytori is invalid or unenforceable, and (II) to Cytori’s best knowledge, no third party is infringing any of the Licensed IP provided to NewCo by Cytori.

(h)                                 Accuracy of Representations and Warranties. The representations and warranties contained in this Section 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 5 not misleading in light of the circumstances in which such statements are made.

5.2                                 Notice Regarding Representations and Warranties. During the period between the Effective Date and the date on which Closing occurs, Cytori shall promptly notify Olympus in writing of any occurrence that would render any representation or warranty made by Cytori in this Section 5 materially false or misleading.

SECTION 6:                           REPRESENTATIONS AND WARRANTIES OF OLYMPUS

6.1                                 Representations and Warranties of Olympus. Olympus represents and warrants to Cytori that the statements contained in this Section 6 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then).

(a)                                  Organization and Authority. Olympus is a corporation duly organized and validly existing under the laws of Japan, and has all requisite power and authority (corporate and otherwise) to execute, deliver and perform this Agreement and each Ancillary Agreement to which Olympus is a party, and has, or will have prior to Closing, all requisite power and authority (corporate and otherwise) to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of the Shareholders Agreement. This Agreement and each Ancillary Agreement to which Olympus is a party has been duly and validly executed and delivered by Olympus, and constitutes valid and binding obligations of Olympus, enforceable against it in accordance with the terms set forth in those agreements, subject to the Bankruptcy and Equity Exception.

(b)                                 No Conflicts. Neither the execution, delivery and performance of this Agreement by Olympus, nor the consummation of the transactions contemplated hereby or by each of the Ancillary Agreements to which Olympus is a party, will (i) conflict with or violate any provision of Olympus’ organizational documents, any agreement to which Olympus is a party or any judgment, order of any court or governmental body by which Olympus or any of its assets is bound, or (ii) violate any law or permit applicable to Olympus.

(c)                                  No Consents. The execution, delivery and performance by Olympus of this Agreement and the execution, delivery and performance by Olympus and NewCo of the Ancillary Agreements to which Olympus and Newco, respectively, are parties, each Ancillary Agreement to which Olympus is a party, and any other agreements, instruments and/or documents required to complete the transactions contemplated herein, except to the extent otherwise provided in each relevant Ancillary Agreement, (i) do not require any action by or in respect of, or filing with, any Governmental Authority; and (ii) do not require consent of any third parties for the consummation by Olympus of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Olympus is a party.

(d)                                 Accuracy of Representations and Warranties. The representations and warranties contained in this Section 6 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 6 not misleading in light of the circumstances in which such statements are made.

6.2                                 Notice Regarding Representations and Warranties. During the period between the Effective Date and the date on which Closing occurs, Olympus shall promptly notify Cytori in writing of any occurrence that would render any representation or warranty made by Olympus in this Section 6 materially false or misleading.

SECTION 7.                            CONDITIONS PRECEDENT

7.1                                 Olympus’ Conditions Precedent. Olympus’ obligations set forth in this Agreement, including, without limitation, Olympus’ obligation to purchase the Subscription Shares, shall be subject to the satisfaction of the following conditions precedent:

(a)                                  The receipt of all internal corporate approvals of Olympus, including, without limitation, board approvals, required for the execution and delivery of this Agreement, and all Ancillary Agreements to which Olympus is a party, and the performance of all of Olympus’ obligations hereunder and thereunder;

(b)                                 There being no material breach by Cytori or Newco of any provision of this Agreement or any Ancillary Agreement to which Cytori or Newco, respectively, is a party, including, but not limited to, Cytori’s representations and warranties set forth in Section 5, and Cytori’s covenants set forth in Section 2;

(c)                                  The full and complete satisfaction of all covenants of Cytori required to be performed on or prior to Closing, and that all representations and warranties of Cytori set forth in Section 5 have been and are true and correct in all material respects as of the Effective Date and as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, as of such earlier date);

(d)                                 Each Ancillary Agreement to which Newco and Cytori are parties shall have been duly and validly executed by NewCo and Cytori and delivered to Olympus;

(e)                                  The Shareholders Agreement shall have been duly and validly executed by Cytori and delivered to Olympus;

(f)                                    The License/ Joint Development Agreement shall have been duly and validly executed by NewCo and delivered to Olympus;

(g)                                 No statute, regulation or order shall be in effect enjoining, restraining, preventing or prohibiting consummation by Cytori or Newco of the transactions contemplated by this Agreement and/or the Ancillary Agreements to which Cytori or Newco, respectively, is a party, such that the transactions contemplated by this Agreement and/or such Ancillary Agreements are made illegal;

(h)                                 There shall not be any then-existing Material Adverse Event;

(i)                                     There shall not be any then-existing Material Litigation; and

(j)                                     The receipt by Cytori and Newco of any and all necessary approvals from all applicable governmental agencies.

7.2                                 Cytori’s Conditions Precedent. Closing, and Cytori’s obligations with respect thereto, shall be subject to the satisfaction of the following conditions precedent:

(a)                                  There being no material breach by Olympus of any provision of this Agreement or any Ancillary Agreement to which Olympus is a party, including, but not limited to, Olympus’ representations and warranties set forth in Section 6, and Olympus’ covenants set forth in Section 3;

(b)                                 The full and complete satisfaction of all covenants of Olympus required to be performed on or prior to Closing, and that all representations and warranties of Olympus set forth in Section 6 have been and are accurate in all material respects as of the Effective Date and as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, as of such earlier date);

(c)                                  Each Ancillary Agreement to which Olympus is a party shall have been duly and validly executed by Olympus and delivered to Cytori and/or NewCo, as applicable; and

(d)                                 The receipt by Olympus of any and all necessary approvals from all applicable governmental agencies.

SECTION 8.                            CLOSING

8.1                                 Closing. Unless otherwise agreed in writing by the Parties, closing of the sale and purchase of the Subscription Shares contemplated by this Agreement (“Closing”) shall take place at the offices of Squire, Sanders & Dempsey L.L.P. in Los Angeles, California on November 9, 2005] (“Closing Date”). If Closing does not take place within one (1) month from the Effective Date, this Agreement shall automatically terminate and shall be of no further force and effect; provided that such termination shall not absolve a party of liability for any previous breaches of this Agreement.

8.2                                 Cytori’s and NewCo’s Obligations at Closing. At Closing, Cytori shall, and shall procure and ensure that NewCo shall, deliver to Olympus:

(a)                                  A certified copy of the internal corporate approvals of NewCo required under the laws of the State of Delaware for NewCo to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which Newco is a party;

(b)                                 A certified copy of the certificate of incorporation of NewCo as accepted by the Delaware Secretary of State, and of the by-laws of NewCo;

(c)                                  A certified copy of the internal corporate approvals of Cytori required under the laws of the State of Delaware for Cytori to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which Cytori is a party;

(d)                                 Certificates representing the Subscription Shares being duly registered in the name of Olympus and containing the legend set forth in Section 4.1 of the Shareholders Agreement, against payment by Olympus to NewCo of the Aggregate Purchase Price therefor in accordance with Sections 4.2 and 8.3;

(e)                                  The Shareholders Agreement duly executed by Cytori;

(f)                                    The Olympus Share Subscription Agreement, the License/ Joint Development Agreement duly executed by NewCo;

(g)                                 The NewCo Share Subscription Agreement, the Three-Way NDA and the License/ Commercial Agreement duly executed by Cytori and NewCo;

(h)                                 A certificate duly and validly executed by an officer of Cytori certifying full performance of all obligations of Cytori required to be performed prior to Closing, and that the representations and warranties made by Cytori in Section 5 are true and correct in all material respects as of Closing, in substantially the form attached thereto as Exhibit 8.2(h).

8.3                                 Olympus’s Obligations at Closing. At Closing, Olympus shall, against delivery of each item listed in Section 8.2 and in reliance upon the representations and warranties made by Cytori in Section 5:

(a)                                  Pay the cash portion of the Aggregate Purchase Price by wire transfer of immediately available funds to an account designated by NewCo in accordance with Section 2.4, which shall be an account held and managed by NewCo;

(b)                                 Deliver to NewCo the Olympus Share Subscription Agreement, the License/ Joint Development Agreement duly executed by Olympus;

(c)                                  Deliver to Cytori the Shareholders Agreement duly executed by Olympus;

(d)                                 Deliver to Cytori and NewCo the Three-Way NDA duly executed by Olympus; and

(e)                                  Deliver to Cytori and Newco a certificate duly and validly executed by an officer of Olympus certifying full performance of all obligations of Olympus required to be performed prior to or at Closing, and that the representations and warranties made by Olympus in Section 6 are true and correct in all material respects as of Closing, in substantially the form attached thereto as Exhibit 8.3(e).

Payment of the Aggregate Purchase Price shall be without any deduction for taxes or charges of any kind (including, without limitation, any wire transfer fees or other bank charges, or any withholding taxes).

8.4                                 Further Assurances. Each Party shall execute and deliver such documents and take all further actions that the other Party may reasonably request from time to time in order to effectuate or evidence the terms, purposes and intent of this Agreement. The Parties shall cooperate with each other in securing all consents and approvals necessary to effectuate the transactions contemplated herein.

8.5                                 Closing Conditions. Neither Party shall be required to fulfill its respective obligations under this Section 8 unless the other Party has fully complied with its obligations under this Section 8.

8.6                                 Survival After Closing. Except as otherwise specifically provided in this Agreement, all provisions of this Agreement shall survive Closing and shall continue in full force and effect thereafter.

SECTION 9.                            SURVIVAL, INDEMNITY AND WARRANTY

9.1                                 Survival. All representations and warranties, and all covenants and agreements in this Agreement that are to be performed on or prior to Closing, shall survive and remain fully enforceable after the Closing Date regardless of any investigation, inquiry or knowledge on the part of either Party, and a Party’s willingness to close the transactions contemplated hereby shall not constitute a waiver by such Party of the representations or warranties, or covenants or agreements that are to be performed on or prior to Closing, of the other Party in this Agreement for the shorter of three (3) years from the Closing Date or the applicable statutory limitation period (in each case, the “Survival Period”). No claim for breach of any such representation, warranty, covenant or agreement may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim, and expressly referring to this Section 9.1, is given on or prior to the last day of the applicable Survival Period. In the event such written notice of a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved, and any obligations with respect to the claim are fully satisfied. For the avoidance of doubt, all covenants and agreements in this Agreement that are to be performed, or to be continued to be performed, after Closing, and the right to indemnification with respect to any breach thereof, shall survive Closing and termination of this Agreement and continue in effect indefinitely.

9.2                                 Cytori’s Indemnification of Olympus. Cytori shall indemnify and hold harmless Olympus, its Affiliates, successors and assigns, and its and their respective directors, officers, employees and agents, from and against, and pay or reimburse each of them for and with respect to, any and all Losses suffered by Olympus, whether or not resulting from third party claims, relating to, arising out of or resulting from, any breach by Cytori of any of its representations, warranties, covenants, agreements or certifications in this Agreement, including those arising from any Liability of Cytori or its Affiliates in respect of the Licensed IP provided to Newco by Cytori or the transactions contemplated by this Agreement and/or the Ancillary Agreements prior to Closing.

9.3                                 Olympus’s Indemnification. Olympus shall indemnify and hold harmless Cytori, its Affiliates, successors and assigns, and its and their respective directors, officers, employees and agents, from and against, and pay or reimburse each of them for and with respect to, any and all Losses suffered by Cytori, whether or not resulting from third party claims, relating to, arising out of or resulting from, any breach by Olympus of any of its representations, warranties, covenants, agreements or certifications in this Agreement.

9.4                                 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 9.2 and 9.3, the following procedure shall apply:

(a)                                  Whenever a claim (each, an “Indemnity Claim”) shall arise for indemnification under this Section 9, the Party entitled to indemnification (the “Indemnified Party”) shall, reasonably promptly after acquiring knowledge of the Indemnity Claim, give written notice (each, an “Indemnity Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of the Indemnity Claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification under this Section 9.

(b)                                 In the event of any Indemnity Claim resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel who is selected by it and who is reasonably satisfactory to the Indemnified Party, provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding, and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (I) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be responsible, or (II) representation of both the Indemnified Party and Indemnifying Party by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each Party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of item (I) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the claimed damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c)                                  If, within ten (10) days after receipt of an Indemnity Claim Notice, the Indemnifying Party fails to give the Indemnified Party written notice of the Indemnifying Party’s election to undertake the defense of the related Indemnity Claim, or if the Indemnifying Party subsequently fails to diligently prosecute such defense, the Indemnified Party may defend in such manner as it reasonably deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Section 9.

(d)                                 Failure or delay by an Indemnified Party to give a reasonably prompt notice of any Indemnity Claim (if given prior to expiration of the applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the Indemnity Claim, except to the extent that the Indemnifying Party can demonstrate actual Loss or prejudice as a result of such failure or delay.

SECTION 10.                     Limitation of Liability

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY NATURE (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE PRODUCTS OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES OR SERVICE, DOWNTIME, PERSONAL PROFITS, BUSINESS INTERRUPTION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF OR IN ANY WAY RELATED TO THE PARTIES’ PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED OTHERWISE IN THIS AGREEMENT, ALL REMEDIES PROVIDED FOR HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO TERMINATE THIS AGREEMENT AND ALL OF THE REMEDIES PROVIDED BY LAW (AND NOT EXCLUDED PURSUANT TO THE FOREGOING SENTENCE), SHALL BE DEEMED CUMULATIVE AND NON EXCLUSIVE.

SECTION 11.                     MISCELLANEOUS

11.1                           Governing Law and Dispute Resolution. This Agreement shall in all respects be governed by and construed in accordance with the laws of New York without reference to principles of conflicts of laws that would require the application of the laws of another jurisdiction. All disputes arising out of or in connection with this Agreement, or any relationship created by or in accordance with this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators. Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof. Olympus shall nominate one arbitrator and Cytori shall nominate one arbitrator. The arbitrators so nominated by Cytori and Olympus respectively shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of arbitrators nominated by Cytori and Olympus. If the arbitrators nominated by Cytori and Olympus cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules. The place of the arbitration and all hearings and meetings shall be Singapore. unless the Parties to the arbitration otherwise agree. In addition to the Rules and except as otherwise provided herein, the Parties agree that the arbitration shall be conducted according to the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration. The arbitrators may order pre-hearing production or exchange of documentary evidence, and may require written submissions from the relevant Parties hereto, but may not otherwise order pre-hearing depositions or discovery. The arbitrators shall apply the laws of New York as set forth in this Section 11.1; provided, however, that the Federal Arbitration Act shall govern. The language of the arbitral proceedings shall be English. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement.

No arbitration pursuant to this Section 11.1 shall be commenced until the Party intending to request arbitration has first given thirty (30) days written notice of its intent to the other Party and has offered to meet and confer with one or more responsible executives of such other Party in an effort to resolve the dispute(s) described in detail in such written notice. If one or more responsible executives of the other Party agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until such Parties have met and conferred in an effort to resolve the dispute(s), or until sixty (60) days has elapsed from the date such written notice has been given.

11.2                           Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties. Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned or transferred by either Party without the other Party’s prior written consent, and any such attempted assignment or transfer shall constitute Change of Control (of Cytori) and/or Change of Control (of Olympus) duly stipulated under the Shareholders Agreement..

11.3                           Entire Agreement. This Agreement, the Ancillary Agreements and the attachments, schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, and constitute the entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof, including without limitation the Confidentiality Agreement.

11.4                           Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party; (b) when received, if sent by facsimile at the address and number set forth below, with a written confirmation copy of such facsimile sent the next business day in accordance with (c) below; (c) the second business day after deposit with a national overnight delivery service, postage prepaid, addressed to the other Party as set forth below, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (d) if earlier, when actually received.

To Cytori:	To Olympus:

3020 Callan Road, San Diego, CA 92121, U.S.A	2-3 Kuboyama-cho,
Hachioji-shi, Tokyo, 192-8512, Japan
Attn: Christopher J. Calhoun
Fax: 858-458-0995	Attn: Yasunobu Toyoshima
Fax: +81-426-91-7350

A Party may change or supplement its address set forth above, or may designate additional addresses, for purposes of this Section 11.4, by giving the other Party written notice of the new address in the manner set forth above.

11.5                           Amendments. This Agreement may be modified or amended only by an instrument in writing duly executed by authorized representatives both of the Parties.

11.6                           Waivers. No waiver of any provision hereof shall be effective unless made in writing and duly executed by an authorized representative of the waiving Party. The failure by a Party to require the performance of any term or obligation of this Agreement, or the waiver by a Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

11.7                           Cumulative Remedies. Unless expressly so stated in this Agreement in respect of any particular right or remedy, the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

11.8                           Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.9                           Relationship of Parties. This Agreement shall not be deemed to constitute either Party the agent, the licensee, the affiliate or the representative of the other Party, and neither Party shall represent to any third party that it has any such relationship or right of representation.

11.10                     Press Release. No public announcements or press releases shall be issued by either Party regarding this Agreement or any of the activities engaged in by the Parties or NewCo pursuant to this Agreement and/or the Ancillary Agreements without the prior written approval of the other Party; provided, however, that either Party shall have the right to make such public disclosure with a written notice to the other Party as may be necessary or appropriate to comply with applicable securities or other laws.

11.11                     Counterparts. This Agreement may be executed by facsimile signature in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11.12                     Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement. To the extent permitted by applicable law, the Parties waive any current or future provision of law which renders any provision of this Agreement unenforceable in any respect. The Parties agree that any illegal or unenforceable provision shall be construed or reformed so as to enforceably effectuate, to the maximum possible extent, the Parties’ expressed intent.

11.13                     Confidentiality.              Each Party will during the term of this Agreement and for two (2) years thereafter keep confidential all information obtained by or in connection with this Agreement from the other Party, including marketing plans, customer information, technical information, trade secrets and financial information. Nothing in this Section 11.13 prevents any announcement being made or any confidential information being disclosed (i) with the written approval of the other Party; or (ii) to the extent required by law or any competent Government Authority where failure to disclose could result in a penalty or sanction, but a Party required to disclose any confidential information will promptly notify the other Party, where practicable and lawful to do so, before disclosure occurs and co-operate with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement. Notwithstanding the foregoing, any information which: (i) can be shown to have been known to the a Party prior to disclosure to it by the other Party; (ii) is or subsequently becomes generally available from public sources through no fault or breach by the receiving Party; (iii) can be proved by documentary evidence that the information was independently developed by the receiving Party without the use of any information of the disclosing Party; or (iv) is disclosed to the receiving Party by others who are entitled to disclose it, except to the extent that the receiving Party gives undertakings of confidentiality and/or non-use to such others with respect to the information disclosed by them, shall not be subject to this Section 11.13. In the event that the terms of this confidentiality provision conflict with the terms of the Three-Way Non-Disclosure Agreement between the parties, the terms of the Three-Way Non-Disclosure Agreement shall control.

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Venture Agreement as of the Effective Date.

OLYMPUS CORPORATION

Name:	Tsuyoshi Kikukawa

Title:	President

Date:	November 4, 2005

Signature:	/s/ Tsuyoshi Kikukawa

CYTORI THERAPEUTICS, INC.

Name:	Christopher J. Calhoun

Title:	CEO

Date:	November 4, 2005

Signature:	/s/ Christopher J. Calhoun

LIST OF ATTACHMENTS

Exhibit 1:	License/ Commercial Agreement
Exhibit 2:	License/ Joint Development Agreement
Exhibit 2.1(b):	Certificate of Incorporation
Exhibit 2.1(c):	By-Laws of NewCo
Exhibit 3:	Cytori Share Subscription Agreement
Exhibit 4:	Olympus Share Subscription Agreement
Exhibit 5:	Shareholders Agreement
Exhibit 8.2(h)	Cytori Officer’s Certificate
Exhibit 8.3(e)	Olympus Officer’s Certificate

LIST OF SCHEDULES

Schedule 1:	Description of Prototype of Product
Schedule 5.1:	Disclosure Schedule of Cytori
Schedule 5.1(g)(i)	Description of Licensed IP Provided by Cytori
Schedule 5.1(g)(ii)	Description of Patent Dispute